`UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

For the annual period ended December 31, 2022.

TUSCAN GARDENS SENIOR LIVING COMMUNITIES, INC.

Florida	6500	38-4088423
(State or Other Jurisdiction of Incorporation)	(Primary Standard Classification Code)	(IRS Employer Identification No.)

Larry Pino

Chief Executive Officer

99 S. New York Ave.

Winter Park, FL 32789

Telephone: 407-206-6577

(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Please send copies of all correspondence to:

Pino Law Group

99 S. New York Ave.

Winter Park, FL 32789

Telephone: 407-206-6577

Email: ljp@PinoLawGroup.com

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

TUSCAN GARDENS SENIOR LIVING COMMUNITIES, INC.

FOR THE SEMIANNUAL PERIOD ENDED DECEMBER 31, 2022

PART II.

Forward-Looking Statements

The following information contains certain forward-looking statements. Forward-looking statements are statements that estimate the happening of future events and are not based on historical fact. Forward-looking statements may be identified by the use of forward-looking terminology, such as “may,” “could,” “expect,” “estimate,” “anticipate,” “plan,” “predict,” “probable,” “possible,” “should,” “continue,” or similar terms, variations of those terms or the negative of those terms. The forward-looking statements specified in the following information have been compiled by our management on the basis of assumptions made by management and considered by management to be reasonable. Our future operating results, however, are impossible to predict and no representation, guaranty, or warranty is to be inferred from those forward- looking statements.

ITEM 1: BUSINESS

Company Background/Description of Business

Tuscan Gardens Capital Partners, LLC (the “Sponsor”) a Florida limited liability corporation, is the sole common shareholder (“Common Shareholder”) of Tuscan Gardens Senior Living Communities, Inc. (the “Company”), the issuer of the Preferred Shares offered by the Company in its Offering Circular. The Company was organized as a Florida Corporation on July 20, 2018 and presently maintains two authorized share classes: common voting shares with a $1.00 par value per share (“Common Shares”) and Class A Non-Voting Preferred Shares with $1,000.00 par value per share (“Preferred Shares”).

Presently, the Company is a leading provider of high-quality senior living communities in the Southeastern United States, primarily focused on the development, operation, and management of luxury, assisted living and memory care communities. Our business strategy is centered around providing exceptional senior living experiences for our residents, while promoting their health, safety, and overall well-being. Key components of our strategy include:

1.	Developing and operating luxury communities in strategic locations that cater to the growing senior population.

2.	Offering a comprehensive range of services, including personalized care, dining, housekeeping, and engaging activities to enhance the overall experience for our residents.

3.	Utilizing advanced technologies and innovative design features to ensure the safety and comfort of our residents.

4.	Attracting and retaining highly skilled and compassionate staff members, who are dedicated to providing exceptional care and service.

Tuscan Gardens offers a variety of services and amenities to its residents, including:

1.	Assisted Living Services: Personalized care plans tailored to each resident's unique needs, including assistance with daily activities, medication management, and health monitoring.

2.	Memory Care Services: Specialized programs designed to support residents with Alzheimer's, dementia, and other memory-related conditions.

3.	Dining Services: Nutritious, chef-prepared meals served in elegant, restaurant-style dining rooms.

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4.	Housekeeping and Maintenance: Regular cleaning, laundry, and maintenance services to ensure a comfortable and well-maintained living environment.

5.	Wellness and Social Programs: A wide range of activities, events, and programs designed to promote physical, mental, and emotional well-being.

6.	Transportation Services: Scheduled transportation for medical appointments, shopping, and local outings.

Tuscan Gardens provides these services through its three flagship properties, which presently maintain the following occupancy rates:

1.	Tuscan Gardens of Venetia Bay: presently has 128/136 units occupied, for a 94.1% occupancy rate

2.	Tuscan Gardens of Delray Beach: presently has 104/130 units occupied, for an 80% occupancy rate

3.	Tuscan Gardens of Palm Coast: presently has 86/130 units occupied, for a 66.2% occupancy rate

Overall, the senior living industry represents a growing market, driven by an aging population and increased demand for high-quality senior living options. We face competition from other providers of senior living services, including independent living communities, assisted living communities, memory care communities, and skilled nursing facilities. Some of our competitive advantages include our luxurious amenities, personalized care services, and dedicated staff, along with our unique branding/marketing strategy.

Regarding regulations, Tuscan Gardens is subject to various federal, state, and local regulations related to the senior living industry, including licensing, building codes, fire and safety standards, and healthcare regulations. We continually monitor and comply with all applicable laws and regulations to ensure the safety and well-being of our residents.

Plans for Expansion

To expand our presence and capitalize on the growing demand for high-quality senior living communities, we have developed a multifaceted growth strategy that includes:

1.	Organic Growth: Enhancing the occupancy and revenue of our existing communities by leveraging our strong reputation, personalized care services, and luxurious amenities to attract new residents.

2.	New Community Development: Identifying and developing new communities in markets with favorable demographic trends, high barriers to entry, and strong demand for luxury senior living options.

3.	Partnerships and Collaborations: Establishing strategic partnerships with healthcare providers, real estate developers, and other industry participants to enhance our service offerings, expand our market reach, and share resources and expertise.

Company Organization

The charts below show the typical relationship among the various affiliates and the Company (“Company Affiliates”) as of the present date. The Company, with two authorized share classes as noted above, intends to own and control, through its 100% ownership of common membership units each wholly owned community specific Holdco, which will in turn own and control each wholly owned community specific Propco, and Opco.

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For purposes of the overview of the Company Structure underneath, a “Net Liquidity Proceeds after return of capital, less Holdco expenses” means, with respect to any asset of the Holdco or its subsidiaries, or portion thereof, the proceeds, if any, with respect to the sale, refinancing, redemption or other disposition of such asset, or portion thereof, net of any costs and expenses, including the repayment of indebtedness, incurred in connection with such sale, refinancing, redemption or other disposition and after setting aside appropriate reserves, all as determined in good faith by the Holdco.

Investors should note that the Company currently owns 100% of the following non-voting, Preferred Membership Interests in three Holdcos arising from its December 31, 2020 share exchange and merger transaction with the shareholders of Tuscan Gardens Intermediate Fund Inc.

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ITEM 2: MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The Company commenced operations by virtue of its issuance of 9,991 shares to the shareholders of, and merger with (the “Merger”), a Company affiliate, Tuscan Gardens Intermediate Fund, Inc. (“TGIF Inc.”).

As the result of the share exchange with the shareholders of and subsequent merger with TGIF Inc., the Company owns 100% of the non-voting, preferred membership interests in Tuscan Gardens of Venetia Bay, LLC, Tuscan Gardens of Palm Coast, LLC and Tuscan Gardens of Delray Beach, LLC, (collectively, the “TG Holdcos”) which commenced operations in November 2016, November 2018, and September 2020 respectively.

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The Company has included financial and operational analysis of the TG Holdcos, and their underlying communities’ operations as part of this Analysis of Financial Condition and Results of Operations so that investors may have a fuller understanding of the TG Holdcos’ ability to pay dividends to the Company in connection with its non-voting preferred membership interests in the TG Holdcos. Investors should note that the Company is only entitled to a quarterly 8% dividend, payable only if the properties generate sufficient cash to distribute. As such the information about the TG Holdcos is only meant to provide insight into the TG Holdcos' ability to pay that dividend.

As a result the Company is providing the following discussion and analysis of financial condition and results of operations:

As outlined under the Company Structure section herein, the TG Holdcos each own 100% of their respective Propco’s and Opco’s. The Propco’s and Opco’s are known as “Obligors” under each TG Holdco’s tax exempt, non-recourse bond financing (“Bond Financing”). The Obligors are responsible for approximately $130,735,000 of non-recourse, debt under the Bond Financing as follows:

Tuscan Gardens of Venetia Bay	$35,510,000
Tuscan Gardens of Palm Coast	$43,775,000
Tuscan Gardens of Delray Beach	$52,750,000
Total	$132,035,000

The Company, as owner of Preferred Membership Interests in the TG Holdcos, is not responsible for any of the debt obligations of the Obligors. Furthermore, Tuscan Gardens Capital Partners, LLC (“TG Capital Partners”), as sole common voting member of each of the TG Holdcos, is not responsible for any portion of the Obligors non-recourse debt.

Tuscan Gardens of Venetia Bay Bond Financing

The interest rates and other terms under the Venetia Bay are reflected in the Official Statement which is available on the Municipal Securities Rulemaking Board (“MSRB”) Electronic Municipal Market Access (“EMMA”) at https://emma.msrb.org/IssueView/Details/EA357818.

The interest rates range from 6.125% to 8.625%.

As of December 31, 2022, Venetia Bay was, as a continued result of the past devasting effects of COVID-19, in default of its Bond Financing due to insufficient free cash flow from operations and its resulting inability to pay semi-annual $1,210,909 interest, and $185,000 principal payments, occupancy requirements, cash on hand requirements, and other performance requirements. It should be noted that Venetia Bay was previously in default for non-payment of the October 1, 2021 semi-annual payment obligations, and that they were previously paid in full from reserve funds held by US Bank, as Master Trustee, but the October 1, 2021 semi-annual payment obligations were not paid on October 1, 2021, and remain unpaid at this time.

The Master Trustee posted a notice on EMMA on October 1, 2021 (https://emma.msrb.org/P21502791-P21163132-P21578096.pdf) outlining the details of all current defaults under the Venetia Bay Bond Financing, including inter alia the Obligated Group’s a) Failures to Make Payments Due on Obligations No. 1, No. 2 and No. 3 payments due for interest and principal, b) Failure to Make Payment of Interest Due on Series A Bonds and Series B Bonds, c) Failure to Make Payment of Principal Due on Series B Bonds, d) Failure to Make Payment of the Fees and Expenses of the Trustee, e) Failure to Restore the Debt Service Reserve Fund, f) Failure to Subordinate One-Half of Manager’s Fee, g) Failure to Maintain Long-Term Debt Service Coverage Ratio, h) Failure to Meet Days Cash on Hand Requirement, and i) Failure to Meet Occupancy Requirement.

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Since the foregoing potential liabilities arise from subsequent events occurring after the issuance of the December 31, 2020 audited financial statements for Tuscan Gardens of Venetia Bay Properties, LLC and Tuscan Gardens of Venetia Bay Management Company, LLC (collectively the “VB Obligors”) they are not included. Investors should note the following in their review of the VB Obligors December 31, 2020 audited financial statements:

1.	All unpaid interest has been accrued and reflected as current liabilities in each of the VB Obligors’ December 31, 2022 audited financial statements.

2.	As the VB Obligors have no obligation to replenish Debt Service Reserve Funds or other reserves, no further liability has been reflected.

3.	No claims have been made by the Master Trustee for acceleration or penalties, therefore any assessment of the probability that any such potential claims would be enforceable cannot be determined. Nonetheless, Investors should consider the possibility that the Master Trustee can pursue remedies including the full acceleration of amounts payable under the Bond Financing, and the possibility that such an acceleration, along with default interest to the greatest extent under law could result in a judgment in favor of the Master Trustee and an ensuing impairment, and potential 100% write-off of the Company’s investment in the VB Holdco.

Prospective investors are encouraged to read the more detailed disclosures as additional information published by the Obligated Group on EMMA regarding various operational and financial matters relative to the Venetia Bay Bondholders (https://emma.msrb.org/IssueView/Details/EA357818),

Since the foregoing amounts due are obligations of the TG Holdco, not the Company, and the Company does not produce combined nor consolidated financial statements, they are not reflected in Company financial statements, but are reflected in TG Holdco Balance Sheets under Bond Payable.

Should the aforementioned defaults remain uncured, the trustee, subject to prior approval by 60% of the Bondholders, would be fully within its rights to pursue foreclosure of the Venetia Bay property, which could ultimately result in the TG Holdco’s loss of the property and the Company’s loss of its investment in Tuscan Gardens of Venetia Bay, LLC. While discussions with Bondholders remain constructive, and tantamount to an informal forbearance of their claims for unpaid amounts due under the Bond Payable, investors should note that the Master Trustee has noticed a reservation of the rights of the majority (i.e. 60% of) Bondholders’ to direct the Master Trustee to i) make a distribution from various reserve accounts, and ii) exercise its rights and remedies as a consequence of the various defaults.

While there is no indication that the Bondholders wish to pursue foreclosure or take any action under such reservation of rights against the Obligated Group, investors should note that this remains a possibility and in the event of a foreclosure could ultimately result in the TG Holdco’s loss of the property and the Company’s loss of its investment in Tuscan Gardens of Venetia Bay, LLC.

The terms of the Venetia Bay Bond Financing provide the Master Trustee with various rights, including the ability to foreclose on and liquidate the property, there has been no formal or informal indication of such an intent. As such Management believes that the Master Trustee is operating under an informal forbearance, and that controlling bondholders share Management’s view that the ongoing improvement to operations, and potential for a HUD or other refinancing of the Venetia Bay Bond Financing represents the best opportunity for bondholder repayment.

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This is further reinforced by ongoing operational improvements as indicated in the most recent financial statements for the month ending December 31, 2022, indicating 94.1% or 128 unit occupancy levels, representing a return to pre-COVID levels, and an increase of approximately 6.1% from its previous 88% unit occupancy levels, as indicated in the Company’s most recent 1-SA disclosure.

Management continues to explore opportunities for alternative financing at lower interest rates with money center banks and other capital sources, but at this time has yet to reach any definitive terms. While management believes that this refinancing or other strategic relationship will occur prior to December 31, 2023, investors should note that it remains prospective, and until and unless completed should use current Venetia Bay Bond Financing obligations for any determination of the VB Holdco’s ability to fund distributions to the Company under its preferred membership investment in the VB Holdco.

Details of the events of default can be found on the continuing disclosure section of the EMMA website https://emma.msrb.org/P31415187-P31100381-P31510240.pdf.

All of the Venetia Bay defaults that have been notice by the Trustee remain uncured.

Tuscan Gardens of Palm Coast Bond Financing

Unlike Tuscan Gardens of Venetia Bay, which has been operating for six years as of December 31, 2022 and therefore benefits from an established market presence and stabilized occupancy levels prior to, and now as a recovery from the effects of COVID, Tuscan Gardens of Palm Coast (“TGPC”) and Tuscan Gardens of Delray Beach (“TGDB”) do not benefit from this market presence to the same degree since TGPC was approximately halfway into its lease up activity when COVID emerged in March 2020, and TGDB had not commenced operations until September 2020.

As of December 31, 2022, Palm Coast was, and remains, as a result of the devasting effects of COVID-19, in default of its Bond Financing due to insufficient free cash flow from operations and its resulting inability to pay semi-annual $1,800,600 payment comprised of $1,560,600 interest, and $240,000 principal payments that were due on that date, occupancy requirements, cash on hand requirements, and other performance requirements. It should be noted that the April 1, 2021 TGPC semi-annual payment obligations were previously, on an interest only basis to the holders of Series A and Series B bonds from reserve funds held by US Bank, as Master Trustee, and October 1, 2021 semi-annual interest payment obligations were paid to the holders of Series A bonds only on October 1, 2021, and amounts otherwise due to the holders of Series B, C, and D remain unpaid at this time.

The Master Trustee posted a notice on EMMA on October 1, 2021 outlining the details of all current defaults under the Palm Coast Bond Financing, including inter alia a) Failure of Liquidity Provider to Make Payment to the Liquidity Support Fund, b) Failures to Make Payments Due on Obligations No. 1 (Series A), No. 2 (Series B) and No. 3 (Series C), c) Failure to Make Payment of Interest and Principal on Series B Bonds, d) Failure to Make Payment of Interest and Principal on Series C Bonds, e) Failure to Make Payment of the Fees and Expenses of the Trustee, f) Failure to Restore the Debt Service Reserve Fund, g) Failure to Subordinate One-Half of Manager’s Fee, h) Failure to Meet Days Cash on Hand Requirement, and i) Failure to Meet Occupancy Requirement.

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Since the foregoing potential liabilities arise from subsequent events occurring after the issuance of the December 31, 2020 audited financial statements for Tuscan Gardens of Palm Coast Properties, LLC and Tuscan Gardens of Palm Coast Management Company, LLC (collectively the “PC Obligors”) they are not included. Investors should note the following in their review of the PC Obligors December 31, 2022 audited financial statements:

1.	All unpaid interest has been accrued and reflected as current liabilities in each of the PC Obligors’ financial statements.

2.	The Master Trustee has demanded that the PC Obligors replenish the Liquidity Support Fund in an amount equal to $1,550,000.00.

3.	As the PC Obligors have no obligation to replenish Debt Service Reserve Funds or other reserves (other than the aforementioned potential liability to replenish the Liquidity Support Fund), no further liability has been reflected.

4.	As of February 2023, a foreclosure action has been filed against Tuscan Gardens Palm Coast, indicating a previous escalation of the matter heretofore disclosed during our last 1-SA filing. Investors should consider the possibility that the Master Trustee may pursue remedies including the full acceleration of amounts payable under the Bond Financing, and the possibility that such an acceleration, along with default interest to the greatest extent under law could result in a judgment in favor of the Master Trustee and an ensuing impairment, and potential 100% write-off of the Company’s investment in the PC Holdco.

Prospective investors are encouraged to read the more detailed disclosures as additional information published by the Obligated Group on EMMA regarding various operational and financial matters relative to the Palm Coast Bondholders (https://emma.msrb.org/IssueView/Details/ER380611). The terms of the Palm Coast Bond Financing provide the Master Trustee with various rights, including the ability to foreclose on and liquidate the property, of which the property has been indeed foreclosed on, but not yet liquidated.

Since the foregoing amounts due are obligations of the Palm Coast’s TG Holdco, not the Company, and the Company does not produce combined nor consolidated financial statements, they are not reflected in Company financial statements, but are reflected in TG Holdco Balance Sheets under Bond Payable. Management continues to believe there is little prospect of refinancing prior to 2023, and until and unless completed investors should use current Palm Coast Bond Financing obligations for any determination of the PC Holdco’s ability to fund distributions to the Company under its preferred membership investment in the PC Holdco.

Tuscan Gardens of Delray Beach Bond Financing

Despite the challenges of opening during the impact of COVID, TGDB continues to fare well as evidenced by its current December 31, 2022 filing of financial statements, indicating a much reduced net operating income (loss) of ($15,133.32) for the month of December 2022. As such, all discussions with TGDB bondholders and the Master Trustee have been and remained constructive and oriented to the creation of a modified, more favorable capital structure whereunder the Delray Beach Bond Financing was refunded on December 22, 2021 with the issuance of approximately $52,750,000 of new bonds comprised of i) $42,925,000 SERIES A PALM BEACH COUNTY, FLORIDA SENIOR LIVING FACILITIES REVENUE REFUNDING BONDS (TUSCAN GARDENS OF DELRAY BEACH PROJECT) SERIES 2021A (TAX-EXEMPT), and ii) $9,825,000 SERIES B PALM BEACH COUNTY, FLORIDA SENIOR LIVING FACILITIES REVENUE REFUNDING BONDS (TUSCAN GARDENS OF DELRAY BEACH PROJECT).

The Series A and Series B refunding bonds have initial interest rates of 4.25% and 3.00% respectively,

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As TGDB is still in its lease-up stage, it continues to rely upon the reserves that were established to pay debt service under the original Bond Financing.

TGDB presently maintains a 66.2% occupancy rate, or 86 units, and is steadily increasing its inflow of residents. As a result, TGDB is in compliance with the terms of its Bond Offering. Under the Bond Financing, Under the terms of the Bond Financing, the majority of the Bondholders have the right, but not the obligation to request a plan of action from the Obligated Group, and/or the appointment of a consultant to review the DB Opco operations. At this time there is no indication of the majority of the Bondholders’ desire or intention to exercise either of its foregoing rights.

Prospective investors are encouraged to read the more detailed disclosures as additional information published by the Obligated Group on EMMA regarding various operational and financial matters relative to the Delray Beach Bondholders (https://emma.msrb.org/IssueView/Details/ES391373).

Valuation of the TG Holdcos for purposes of the Merger

The valuation for purposes of the Merger was determined based on an independent third-party appraiser, Oracle Healthcare Advisors (“OHC”) limited use valuation engagement for purposes of financial statement and audit reporting of the projects’ values for the December 2020 Tuscan Gardens Intermediate Fund Inc. (“TGIF Inc”) purchase of preferred membership interests in the TG Holdco and subsequent merger with the Company.

The OHC valuation dated December 21, 2020 valuation concluded the following:

	Venetia Bay	Palm Coast	Delray Beach	Total
As is	31,400,000	31,100,000	32,500,000	95,000,000
Stabilized Year 6	41,495,644	44,500,247	51,096,656	137,092,547

After adjustment for amounts due under the Bond Financing (net of reserves held by the Master Trustee), the value of Preferred Membership Interests in the TG Holdcos were determined by the Company to be:

	Venetia Bay	Palm Coast	Delray Beach	Total
As is	31,400,000	31,100,000	32,500,000	95,000,000
Stabilized Year 6	41,495,644	44,500,247	51,096,656	137,092,547

Based on the Company’s discussions with the Company Auditor, the value of the Preferred Membership Interests was determined to be $9,991,000 based on the following considerations:

1.	Current “As is” valuations of $95,000,000 are a reflection of COVID-19 impact and undervalues the assets’ post-COVID future potential value.

2.	Stabilized Year 6 post-COVID real property valuations of $137,092,547 would provide the potential for $23,688,188 Special Dividend upon liquidation and a full recovery of the $19,803,430 initial invested capital.

3.	The valuation listed above is the same as disclosed in the Company’s Offering Circular, which was performed by an independent third-party appraiser, known as Oracle Healthcare Advisors (“OHC”), which performed the valuation on December 21, 2020.

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4.	As the Bond Financing instruments are secured by real property, and were trading at 50-80 cents; 50% of initial investment preferred membership investment represented the maximum for any subordinate position(s) such as preferred investors which are not secured by the real property.

5.	The Company, the holders of preferred membership interests in the TG Holdcos, and Tuscan Gardens Intermediate Fund Inc. all concluded that a price of $9,991,000 (comprised of $4,691,000 for Venetia Bay, $3,126,000 for Palm Coast, and $2,174,000 for Delray Beach) which represented 50% of the $19,803,430 initial invested capital, plus the potential to participate in Special Dividends under the Company’s Preferred Shares based on net liquidation proceeds received represented a fair market value for the transaction.

6.	The OHC valuation and fair market value determinations were reviewed by the Company Auditor and disclosed in its unqualified audit opinion of the Company’s December 31, 2021 financial statements, and restated in this disclosure.

Cash Flows from the TG Opcos

The TG Opcos, as the wholly-owned subsidiaries of each of the TG Holdcos, represent the source of any potential operational free cash flow and primary source of any potential dividend by their respective TG Holdco parents to the Company. Investors should note that all TG Opcos are currently in lease-up status, recovering from the effects of the COVID-19 pandemic. As a result the aggregate net operating income from the three communities is, in aggregate approximating operational breakeven (i.e. generating no free cash flow) based on three month period ending December 31, 2022, the results of which are published on EMMA for Tuscan Gardens of Venetia Bay Management Company, LLC (“VB Opco”), Tuscan Gardens of Palm Coast Management Company, LLC (“PC Opco”), and Tuscan Gardens of Delray Beach Management Company, LLC (“DB Opco”), (collectively the “TG Opcos”)

Investors should note that separate financial statements have been provided for the TG Opcos and TG Propcos since they are joint and several Obligors under the senior debt (bond) financing. The Company believes separate, non-consolidated disclosure provides more meaningful and complete information to potential investors due to i) Bondholder requirements to provide separate, not consolidated statements under the various Bond Financings, ii) the ability to review Opco’s ability to generate free cash flow, and iii) the ability of Propco to generate proceeds from an eventual sale of the properties. Nonetheless investors are encouraged to review both the Propco and Opco statements in conjunction with each other to gain a fuller understanding of each Obligated Group’s financial condition and ability to generate free cash flow from Opco’s ongoing operations and/or Propco’s sale or refinancing of its property.

The following table is calculated in accordance with Generally Accepted Accounting Principles (“GAAP”) in terms of Revenue and Operating Expenses, and the non-GAAP measure of Net Operating Income (“NOI”), commonly used for income producing real estate, calculated as Revenue less Operating Expenses. Prospective Investors should note that NOI is a before-tax figure that excludes interest payments on loans, income taxes, depreciation, and amortization. When this metric is used in other industries, it is referred to as “EBITDA,” which under GAAP stands for “earnings before interest, taxes, depreciation and amortization.”

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Prospective Investors should note that Net Income or Net Loss disclosures in the TG Holdcos and TG Opcos annual audited financial statements prepared in accordance with GAAP, reflect deductions for interest, taxes, depreciation, and amortization, which are non-operating expenses which are not reflected in NOI. As such, Net Income in accordance with GAAP is substantially less than NOI due to the adjustment to NOI based on the deduction of Interest, Taxes, Depreciation, and Amortization. Reconciliation of NOI to Net Income is summarized as follows:

Line Item	TG Holdco and TG Opco Annual Audited Financial Statements	NOI (Net Operating Income) non-GAAP	Difference
Revenue (A)	Included under both GAAP Net Income and NOI		None
Operating Expenses (B)	Includes depreciation and amortization	Does not include depreciation or amortization	Inclusion of Depreciation and Amortization under GAAP results in higher operating expenses than under NOI calculation
Result (A – B) = C	Income from Operations (NOI less depreciation and amortization)	NOI (Income from Operations plus depreciation and amortization)	Inclusion of Depreciation and Amortization under GAAP results in lower Income from Operations than under NOI calculation
Other Income (Expense) (D)	Includes Interest expense Excludes depreciation and amortization (treated as operating expenses)	Includes Interest expense Includes depreciation and amortization (treated as non-operating expenses)	Inclusion of Depreciation and Amortization under GAAP results in lower Other Income (Expense) than under NOI calculation
Net Income (Loss) before tax (C – D)	Same under GAAP and NOI calculations		None
Income Taxes	Disregarded under both methodologies since TG Holdcos and TG Opcos are disregarded entities for tax purposes.		None

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The below table shows the combined monthly results for the three TG Opcos. Investors should note that, as outlined above, NOI/EBITDA does not account for interest payments on loans, income taxes, depreciation, and amortization, which, in aggregate reduce NOI/EBITDA and result in a lower Net Income (Loss) before tax. Investors are encouraged to consult with their accountant should they require a deeper understanding of the above-mentioned GAAP vs. non-GAAP accounting methodologies.

Month	Revenue	Month Change $	Month Change %	Operating Expenses	Net Operating Income	Month Change $	Month Change %
January 22	1,703,721			1,570,705	133,016
February 22	1,752,326	48,605	2.85%	1,716,250	36,076	(96,940)	-72.88%
March 22	1,784,215	31,889	1.82%	1,925,619	(141,404)	(177,480)	-491.96%
April 22	1,847,203	62,988	3.53%	1,867,857	(20,654)	120,750	-85.39%
May 22	1,852,523	5,319	0.29%	1,827,711	24,812	45,466	-220.13%
June 22	1,906,230	53,707	2.90%	1,839,956	66,274	41,462	167.10%
July 22	1,918,285	12,056	0.63%	1,804,288	113,998	47,723	72.01%
August 22	1,930,713	12,427	0.65%	1,802,367	128,345	14,348	12.59%
September 22	1,935,740	5,027	0.26%	1,763,894	171,846	43,501	33.89%
October 22	1,961,433	25,693	1.33%	1,823,462	137,971	(33,876)	-19.71%
November 22	1,902,114	(59,319)	-3.02%	1,849,520	52,594	(85,377)	-61.88%
December 22	1,879,095	(23,019)	-1.21%	1,738,019	141,076	88,483	168.24%

12-month improvement		175,374	10%	(167,314)		8,061

Average	1,864,466	14,615	1%	(13,943)		672	-42%

Based on ongoing discussions between the TG Holdcos and their respective bondholders and trustees, and the informal, yet de facto forbearance of TGVB and TGPC bondholders, Management believes that the bondholders are supportive of TG Holdco representations of its ability to meet its debt service obligations or refinance in 2024 as are pursuing that outcome as their most viable option for the restoration of distributions or principal repayment through refinancing.

The Company does not anticipate any distributions on the Company’s investment prior to 2024 at which time the TG Holdco management forecasts indicate they would have the ability to service each of the three TG Holdco’s debts and/or i) refinance the Bond Financing with lower cost debt, or ii) generate liquidity from the sale of one or all of the communities, providing free cash available for distribution to its members, which include the Company as their sole preferred member.

If, and to the extent the TG Holdcos were to declare and pay preferred distributions to the Company, it would be dependent on the TG Holdcos ability to service the obligations of their respective Bond Financing.

Investors should note that Tuscan Gardens Senior Living Communities, Inc. has an interest in each of the consolidated project level TG Holdcos, not individual project TG Propcos or TG Opcos, and that, as such, investors should consider the combined information for each project Propco and Opco net of any project level related party transactions that would eliminate in consolidation (i.e. income earned or rental expense incurred) as a result of the lease between a given project’s Propco and Opco.

INVESTORS SHOULD NOTE THAT NO DISTRIBUTIONS ARE EXPECTED FROM THE TGHOLDOS PRIOR TO 2024, AND THE POTENTIAL FOR DISTRIBUTIONS IS IF, AND TO THE EXTENT THE TG HOLDCOS WERE TO DECLARE AND PAY PREFERRED DISTRIBUTIONS. SINCE THE COMPANY HAS NO CONTROL OVER THE TGHOLDCOS, INVESTORS SHOULD NOTE THAT THE COMPANY HAS NO CONTROL OVER THE DECLARATION OR PAYMENT OF DISTRIBUTIONS BY THE TGHOLDCOS.

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Relationship between the Company and TG Holdcos

As stated above, our key goal is to generate income from the TG Holdco properties once and as they are able to achieve their 2024 objectives. Notwithstanding the foregoing, the Use of Proceeds of this Offering is not intended to provide financial support, nor advance funds to TG Holdco’s to use for debt service or activities associated with refinancing, selling or otherwise monetizing the TG Holdco properties, including Venetia Bay and Palm Coast that are in default.

Additionally, as disclosed in the RISK FACTORS section of this Offering, the Advisor, Sponsor, Manager and other affiliated entities divide their time among the TG Holdco properties and the Company, averaging approximately 20% of their respective time to the Company, and 20% each to the three TG Holdco’s (i.e. Venetia Bay, Palm Coast, and Delray Beach), and 20% to Tuscan Gardens Management Corporation general matters.

TG Holdco Public Filings on EMMA

Monthly unaudited financial statements, annual audited financial statements, and compliance disclosures for the TG Holdcos are available on the Municipal Securities Rulemaking Board (“MSRB”) Electronic Municipal Market Access (“EMMA”) Website for Venetia Bay (https://emma.msrb.org/IssueView/Details/EA357818), Palm Coast (https://emma.msrb.org/IssueView/Details/ER380611), and Delray Beach (https://emma.msrb.org/IssueView/Details/ES391373), respectively. Investors should note that information contained in linked material is not intended to be part of the Offering circular, yet the Company believes that i) all information material to investors has been included in this Offering Circular, and ii) that while linked material is not considered part of the Offering, the Issuer, to the best of its knowledge believes that they are accurate and complete in all material respects.

TG Holdco December 31, 2021 Audited Financial Statements Included in Addition to December 31, 2022 Audited Financial Statements

For purposes of providing a greater understanding of the TG Holcos’ financial position, the Company has included by way of reference the audited December 31, 2021 and 2020 Holdco financial statements filed with the Municipal Securities Rulemaking Board (“MSRB”) Electronic Municipal Market Access (“EMMA”) links for Tuscan Gardens of Venetia Bay, LLC (https://emma.msrb.org/IssueView/Details/EA357818), https://emma.msrb.org/P31421481-P31105243-P31515598.pdf), Tuscan Gardens of Palm Coast, LLC (https://emma.msrb.org/IssueView/Details/ER380612), and Tuscan Gardens of Delray Beach, LLC (https://emma.msrb.org/IssueView/Details/P2413038). Investors should note that information contained in linked material is not intended to be part of the Offering circular, yet the Company believes that i) all information material to investors has been included in this Offering Circular, and ii) that while linked material is not considered part of the Offering, the Issuer, to the best of its knowledge believes that they are accurate and complete in all material respects.

The Company has no employees that receive compensation.

As the Company has insufficient liquidity and capital reserves for its investment strategy and growth plans, it will rely entirely on the proceeds from this Offering for the necessary liquidity and capital reserves.

13

ITEM 3: DIRECTORS AND OFFICERS

(a)	Directors, Executive Officers and Significant Employees of the Company

Name	Age	Title	Term of OfficeNote 1	Approximate Hours Per Week
Larry Pino, Esq.	72	Director, President and Chief Executive Officer	July 2018	20
William N. Johnston	62	Director, Secretary Treasurer, Chief Investment Officer	July 2018	20
Ian Schembri	51	Chief Financial Officer	October 2022	40

Note 1 – The Company expects each Executive Officer to continue in the same capacity as their predecessor Company Affiliate roles outlined below, not all Company Executive Officers will be focused on all aspects of the Company’s business initiatives, but will rather focus on specific business initiatives in accordance with their area(s) of expertise.

Prior service with a Tuscan Gardens Management Corporation, a Company Affiliate:

Name	Age	Title	Term of Office
Larry Pino, Esq.	72	Chief Executive Officer	January 2012
William N. Johnston	62	Chief Investment Officer	January 2015
Ian Schembri	51	Chief Financial Officer	October 2022

(b)	Family relationships.

None.

(c)	Business experience.

The Company’s Management, each of which reside in Orlando, Florida, has experience in the finance, development and acquisition of senior living projects, commercial mixed use projects, shopping centers, office buildings, and single and multi-family residential properties. Management has also been involved in the formation, development, and growth of companies in the healthcare, finance, and insurance industries. The following are Management’s biographies:

Larry Pino, Esquire, Chairman and CEO. Mr. Pino is responsible for establishing the overall strategy of the Company and ensuring that the Company achieves its financial and operational goals and objectives. Prior to founding the company, Mr. Pino was the Founder and CEO of a private equity development and management company focused on starting, developing and growing business enterprises. He has served as Chairman or Board Member for many of those investments. By background, Mr. Pino is a commercial litigation attorney specializing in business and investment law. He graduated with a bachelor’s degree from the University of Notre Dame and a J.D. degree from New York University Law School. He has received Certificates of Study from the University of Madrid, L’Alliance Francaise in Paris, and the Centro Linquistico Italiano Dante Alighieri in Rome. Subsequently, he was admitted to practice law and is in good standing as a member of the bars in Florida, New York, and California, as well as in various federal courts across the country. Mr. Pino currently teaches a course as an Adjunct Professor on Rapid Enterprise Development for the Hamilton Holt School at Rollins College in Winter Park, Florida, and he is pursuing a Doctorate in Business Administration at the Warrington College of Business at the University of Florida. In the last thirty years, Mr. Pino has conducted some 5,500 speaking engagements, speaking to over one million people and appearing on 140 radio and television talk shows. Mr. Pino has authored twelve books including among others: Finding Your Niche (Berkley-Putnam Publishing), Finding Your E-Niche, The Desktop Lawyer, Cash In On Cash Flow (Simon & Schuster), and Reinventing Senior Living: The Art of Living With Purpose, Passion & Joy (Impact Publishing). He also co-authored Morphing: Radical Evolution for Revolutionary Times with Dr. Craig McAllaster, retired Acting President Emeritus of Rollins College.

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William N. Johnston, Chief Investment Officer. In his role, Mr. Johnston provides financial oversight of the Company, and is responsible for institutional investor relations and capital allocation. Over the course of his career, Mr. Johnston has raised and invested more than $1.5 billion of capital in various forms ranging from private equity to structured debt and has multi-sector institutional real estate finance, development, and operations experience. Mr. Johnston’s domestic and international leadership background leading high-growth teams as a strategic partner to Fortune 50 companies brings relevant growth expertise to the Sponsor. Prior to joining the Sponsor, Mr. Johnston served as Chief Investment Officer at Unicorp National Developments, a leading developer of retail, mixed use, and multifamily properties, EVP Corporate Development and Interim Chief Operating Officer at Digital Risk, LLC, where he delivered over $11million of annual operating margin growth through operational improvements and supported the 2012 sale for $175 billion to Mphasis Ltd., (an HP Company), and Chief Operating Officer at Liberty Investment Properties, Inc., where he led national hotel development programs with Goldman Sachs and Angelo Gordon. Mr. Johnston started his public accounting career as a financial modeling specialist and IT systems specialist at PriceWaterhouseCoopers, LLC. He has held various global corporate finance roles which include North American Chief Financial Officer, Managing Director of Global Financial Services and head of North American Real Estate for London-based multinational Tibbett & Britten Group, PLC through the growth of its North American operation from a startup to over 11,000 team members handling $35 billion of goods annually. Mr. Johnston holds an Executive MBA from Harvard University, Master of Accountancy, and Bachelor of Commerce degrees from McGill University. He is a Certified Public Accountant (Illinois) and Chartered Professional Accountant (Canada).

Ian Schembri, Chief Financial Officer. Ian is the Chief Financial Officer for Tuscan Gardens® Management Corporation and its affiliates and has 30 years of accounting, audit and international advisory experience servicing clients in a wide array of industries. He started his career working for Deloitte for eight years before setting up his own accounting and advisory practice and has held board positions in various real estate and related corporations. Throughout his career, Ian has also assisted companies (both regulated and non-regulated) with mergers and acquisitions, corporate and operational restructuring and raising of capital both in the form of debt and equity. Over the course of the last ten years, he worked for companies in the position of Controller, Chief Financial Officer and Advisor. Ian holds a master’s degree in accounting from the Malta Institute of Accountants. He is a Certified Public Accountant (Malta).

ITEM 4: SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The Company was organized as a Florida Corporation on July 20, 2018. Tuscan Gardens Capital Partners, LLC (the “Sponsor”) a Florida limited liability corporation, is the sole common shareholder having purchased 50,000 Common Shares for a cash consideration of $50,000.00 on August 7, 2018. On December 31, 2020 the Company issued 9,991 Class A Non-Voting Preferred Shares to various shareholders under its Merger with Tuscan Gardens Intermediate Fund, Inc. as more fully disclosed under the Plan of Operations section herein.

No other Common Shares or Preferred Shares have been issued, however, Radnor Corporation, Inc., an affiliate of the Manager, purchased an additional $30,000 worth of Common Voting Shares in the Offering in September 2022, bringing the total amount of issued Common Voting Shares to 80,000, an increase of 30,000 shares from the previous 50,000 Common Voting Shares.

15

The following table displays, as of December 31, 2022, the voting and non-voting securities of the Company:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class	Percent of Company Total Voting Power
Common Voting Shares ($1.00 par value)	Tuscan Gardens Capital Partners, LLCNote 1	$80,000.00	100.0%	100.0%
Class A Non-Voting Preferred Shares ($1,000.00 par value) Note 2	Various	9,991,000.00	N/A	0.00%
Total		$10,071,000.00		100.00%

Note 1 - Tuscan Gardens Capital Partners, LLC (“Sponsor”), a Management controlled Company Affiliate,

is the sole voting shareholder of the Company.

Tuscan Gardens Management Corporation (“TGMC”), a Management controlled Company Affiliate, is the Manager of the Sponsor.

Janet Horvath-Pino, as President of TGMC, is therefore the sole natural person with voting and dispositive power over the the Common Shares.

Note 2 - The following table lists all of the “various” holders of Class A Non-Voting Preferred Shares.

These Class A Non-Voting Preferred Shares were issued under the December 31, 2020 agreement with the shareholders of an affiliated entity, Tuscan Gardens Intermediate Fund, Inc. (the “Fund”), whereunder the Company agreed to merge with the Fund by issuing 9,991 Class A non-voting preferred shares ($1,000 par value) for an aggregate consideration of $9,991,000 to the shareholders of the Fund in exchange for each of their respective Fund holdings.

Investor	Tuscan Gardens Intermediate Fund Inc. (“TGIF Inc.”) Pre-Merger Shareholders	Number of Pre-Merger TGIF Inc. Preferred Shares	Number of Post-Merger Company Preferred Shares	Company Post-Merger Preferred Share Ownership % as a result of the Merger
1	The Fidelis Senior Living Fund, LLC	323	323	3.2280%
2	Sims-Frost Capital Partners, LLC	1,325	1,325	13.2611%
3	Tuscan Gardens Alternative Income Fund, LLC	1,541	1,541	15.4280%
4	Tuscan Gardens Alternative Income Fund II, LLC	128	128	1.2762%
5	Tuscan Gardens Growth & Income Fund, LLC	893	893	8.9358%
6	Tuscan Gardens Income Fund, LLC	2,227	2,227	22.2906%
7	Tuscan Gardens Income Fund II, LLC	1,367	1,367	13.6842%
8	Tuscan Gardens Income Fund III, LLC	301	301	3.0153%
9	Tuscan Gardens Real Estate Fund, LLC	466	466	4.6673%
10	Tuscan Gardens Senior Living Fund, LLC	1,420	1,420	14.2137%
TOTAL		9,991	9,991	100.00%

ITEM 5: INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

None.

ITEM 6: OTHER INFORMATION

None.

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ITEM 7: FINANCIAL STATEMENTS

TUSCAN GARDENS SENIOR LIVING COMMUNITIES, INC.

Financial Statements and Independent Auditor’s Report

December 31, 2022 and 2021

17

TUSCAN GARDENS SENIOR LIVING COMMUNITIES, INC.

F-1

INDEPENDENT AUDITOR’S REPORT

To the Shareholders

Tuscan Gardens Senior Living Communities, Inc.

Opinion

We have audited the accompanying financial statements of Tuscan Gardens Senior Living Communities, Inc. (a Florida corporation), which comprise the balance sheets as of December 31, 2022 and 2021, and the related statements of operations and changes in shareholders’ equity and cash flows for the years then ended, and the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tuscan Gardens Senior Living Communities, Inc. as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended, in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Tuscan Gardens Senior Living Communities, Inc. and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Tuscan Gardens Senior Living Communities, Inc.’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

F-2

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

•   Exercise professional judgment and maintain professional skepticism throughout the audit.

•   Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•   Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Tuscan Gardens Senior Living Communities, Inc.’s internal control. Accordingly, no such opinion is expressed.

•   Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•   Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Tuscan Gardens Senior Living Communities, Inc.’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

Orlando, Florida April 28, 2023

F-3

TUSCAN GARDENS SENIOR LIVING COMMUNITIES, INC.

BALANCE SHEETS DECEMBER 31,

2022 AND 2021

ASSETS
	2022	2021
CURRENT ASSETS
Cash	$46,479	$49,790

CAPITALIZED EQUITY ISSUANCE COSTS (NOTE 4)	345,594	345,594
PREFERRED STOCK INTEREST (NOTE 3)	9,991,000	9,991,000
TOTAL ASSETS	$10,383,073	$10,386,384

LIABILITIES AND EQUITY

CURRENT LIABILITIES
Accounts payable	$339,097	$339,097
Due to related party	45,788	6,497
TOTAL LIABILITIES	384,885	345,594

EQUITY
Common shares ($1 par value) -
80,000 shares authorized, issued and outstanding	80,000	50,000
Class A non-voting preferred shares ($1,000 par value) -
75,000 authorized, 9,991 issued and outstanding	9,991,000	9,991,000
Accumulated Deficit	(72,812)	(210)

TOTAL SHAREHOLDERS' EQUITY	9,998,188	10,040,790

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	10,383,073	$10,386,384

See accompanying notes to financial statements.

F-4

TUSCAN GARDENS SENIOR LIVING COMMUNITIES, INC.

STATEMENTS OF OPERATIONS AND CHANGES IN SHAREHOLDERS' EQUITY FOR THE YEARS

ENDED DECEMBER 31, 2022 AND 2021

	2022	2021
REVENUE

Revenues	$-	$-

OPERATING EXPENSES
Digital Media	33,311	-
Investor relations	39,291	-
Bank charges	-	210

TOTAL OPERATING EXPENSES	72,602	210

NET LOSS	(72,602)	(210)

SHAREHOLDERS' EQUITY, BEGINNING OF YEAR	10,040,790	10,041,000

Issuance of common shares	30,000	-

SHAREHOLDERS' EQUITY, END OF YEAR	$9,998,188	$10,040,790

See accompanying notes to financial statements.

F-5

TUSCAN GARDENS SENIOR LIVING COMMUNITIES, INC.

STATEMENTS OF CASH FLOWS

DECEMBER 31, 2022 AND 2021

	2022	2021

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(72,602)	$(210)
Adjustments to reconcile net loss to net cash
provided by operating activities:
Accounts payable	-	339,097
Due to related party	39,291	6,497

NET CASH PROVIDED BY OPERATING ACTIVITIES	(33,311)	345,384

CASH FLOWS FROM FINANCING ACTIVITIES
Capitalized issuance costs	-	(345,594)
Issuance of common shares	30,000

NET CASH PROVIDED BY FINANCING ACTIVITIES	30,000	(345,594)

DECREASE IN CASH	(3,311)	(210)

CASH, BEGINNING OF YEAR	49,790	50,000

CASH, END OF YEAR	$46,479	$49,790

See accompanying notes to financial statements.

F-6

TUSCAN GARDENS SENIOR LIVING COMMUNITIES, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

NOTE 1 – DESCRIPTION OF BUSINESS

Tuscan Gardens Senior Living Communities, Inc. (the “Company”) was organized on July 20, 2019 and is a Florida corporation. The Company was formed to invest in wholly-owned subsidiaries that develop (“Development Projects”), acquire (“Acquisition Projects”), or convert other real estate properties including hotels (“Conversion Projects”) into senior living rental communities ranging from $15,000,000 to $100,000,000 per community. The communities will consist of independent living, assisted living and/or memory care facilities. The Company’s primary focus for purposes of Development Projects will be in Southeastern United States markets, and for purposes of Acquisition Projects and Conversion Projects will be in United States markets that it considers to have favorable risk-return characteristics. The Company, operating through wholly-owned special purpose entities (“SPE”) as real estate owner-operators, intends to create, operate and hold a portfolio of company properties on a long-term basis, with the goal to sell each property after approximately seven years, and ultimately dispose of them to generate capital gains for the Company.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

The accounting policies of the Company conform to accounting principles generally accepted in the United States of America.

Cash

The Company maintains its cash deposits at a bank. Cash deposits could, at times, exceed federally insured limits. As of December 31, 2022 and 2021, there was no uninsured balance.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, if any, at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes

There are no open federal or state tax years under audit. The Financial Accounting Standards Board (“FASB”) issued Accounting Standards Codification 740-10, Accounting for Uncertainty in Income Taxes, which prescribed a comprehensive model for how a company should measure, recognize, present, and disclose in its financial statements uncertain tax positions that an organization has taken or expects to take. The Company adopted ASC 740-10 and has not taken any uncertain tax positions that require disclosure in the financial statements.

F-7

TUSCAN GARDENS SENIOR LIVING COMMUNITIES, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Fair Value of Financial Instruments

FASB ASC 825 clarifies the definition of fair value for financial reporting, establishing a framework for measuring fair value, and requires additional disclosure about the use of fair value measurements in an effort to make the measurement of fair value more consistent and comparable. The carrying amount of cash approximates fair value due to the short maturity of this financial instruments.

NOTE 3 – MERGER AND PREFERRED STOCK INTEREST

On December 31, 2020, the Company entered into a definitive agreement (the “Agreement”) with an affiliated entity, Tuscan Gardens Intermediate Fund, Inc. (the “Fund”) whereby the Company agreed to merge with the Fund by issuing 9,991 Class A non-voting preferred shares ($1,000 par value) for an aggregate consideration of $9,991,000 (the “Exchange Amount”) to the shareholders of the Fund in exchange for their preferred stock interests in the Fund.

The Agreement involved no outside investors and was not a result of arm’s-length negotiations. The Company believes, however, that the terms of the Agreement are reasonable and are comparable to those that could be obtained from unaffiliated entities. The timing and nature of the Agreement could create a conflict between and among the interests of related parties within the affiliated entities.

NOTE 4 – CAPITALIZED EQUITY ISSUANCE COSTS

During the year ended December 31, 2021, the Company incurred $345,594 in costs related to its initial offering (Note 5). The Company has elected to treat these costs as an intangible asset on the Company’s accompanying balance sheet. As proceeds are generated from the relating capital raise, these costs will be reclassified and offset the proceeds generated.

NOTE 5 – EQUITY

The Company currently has two authorized share classes: common voting shares with $1 par value per share (“Common Shares”) and Class A non-voting preferred shares with

$1,000 par value per share (“Preferred Shares”). On August 10, 2019, the Company established an equity basis through the issuance of 50,000 shares of $1 par value Common Shares; followed by the issuance of an additional 30,000 shares on September 23, 2022.

Additionally, as described in Note 3, on December 31, 2020 the Company recorded

$9,991,000 of Preferred Shares in exchange for the preferred stock interest received in the Fund.

The Company has made an initial offering (“Offering”) on a “best efforts” basis to raise capital using its Preferred Shares. The Company seeks to raise $65,009,000 from the offering of Preferred Shares.

F-8

TUSCAN GARDENS SENIOR LIVING COMMUNITIES, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

NOTE 5 – EQUITY (Continued)

The Company will seek to pursue Development Projects, Acquisition Projects, and Conversion Projects that have the potential to provide an ongoing income to investors in the Preferred Shares, paid or accrued monthly based on an 8.0% cumulative, non- compounded annual return on $1,000 par value (“Preferred Dividend”), plus potential capital appreciation through additional dividends (“Special Dividends”) based on fifty (50%) percent participation in the net proceeds generated by the Company from the disposition of Company Properties. However, as the Offering is a blind pool and the Company has no track record, there can be no guarantee that such returns can or will be achieved.

The Preferred Shares have no public market and will not be listed on any national securities exchange or on the over-the-counter inter-dealer quotation system. The proposed sale of the Preferred Shares was initially qualified by the SEC on November 25, 2019. The offering became stale on November 24, 2020; however, it will be reactivated as soon as practicable and requalified by the SEC. The new/updated offering shall then terminate December 31, 2022 (“Offering Period”). The Offering Period may be extended or terminated at any time by the Company in its sole discretion. The Preferred Shares are being offered pursuant to Regulation A under the Securities Act of 1933, as amended (“Securities Act”), for Tier 2 offerings. The Preferred Shares will only be issued to purchasers who satisfy the requirements set forth in Regulation A. Funds from this Offering will be made available to the Company immediately. It has previously raised $9,991,000 (Note 3), thus exceeding the minimum required of $2,000,000 excluding sales to Company affiliates (“Minimum Offering Amount”). There are no provisions for the return of funds, as the Minimum Offering Amount has been sold.

NOTE 6 – SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were available to be issued.

F-9

ITEM 8: EXHIBITS

None. Audited Financials included in Item 7 above.

18

SIGNATURE

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

TUSCAN GARDENS SENIOR LIVING COMMUNITIES, INC.

By:	/s/ LAURENCE J. PINO, ESQ.
Laurence J. Pino, Esq.
Chief Executive Officer

Date: April 28, 2023

19